UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 23, 2009

Huttig Building Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14982	43-0334550
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

555 Maryville University Dr., Suite 400, St. Louis, MO		63141
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (314) 216-2600
Former name or former address, if changed since last report: Not Applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Temporary Salary Reductions
In connection with its ongoing cost containment initiatives, Huttig Building Products, Inc. (the “Company”) is instituting a temporary 10% reduction in the annual base salaries of certain employees, including each of its executive officers, effective September 28, 2009. The temporary reductions are being made in response to the continued prolonged decline in housing market activity and to mitigate the impact of seasonal decreases in construction activity, which generally adversely affect the Company’s first and fourth quarters.
The reduction in the salary of Mr. Jon P. Vrabely, the Company’s President and Chief Executive Officer, was approved by the Company’s Board of Directors (the “Board”) at its meeting on September 23, 2009, based on a recommendation by the Management Organization and Compensation Committee of the Board. The current and reduced salaries for each of the Company’s executive officers are as follows:

	Current	Base Salary after
Name	Base Salary	10% Reduction
Jon Vrabely	$400,000	$360,000
Phil Keipp	$250,000	$225,000
Greg Gurley	$225,000	$202,500
Brian Robinson	$199,500	$179,550
Rick Baltz	$190,000	$171,000
The Board also approved, at its meeting on September 23, 2009, (i) the execution by the Company of an amendment to Mr. Vrabely’s employment agreement to reflect the above-described temporary reduction and to provide that any severance benefits payable thereunder shall be calculated without regard to such salary reduction, and (ii) the execution by the Company of amendments to each of the existing change of control agreements with the other executive officers to provide that any severance benefits payable thereunder shall be calculated without regard to the above-described salary reductions.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc. (Registrant)

Date: September 25, 2009

/s/ Jon P. Vrabely Jon P. Vrabely
President and Chief Executive Officer